EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 timothy.allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK, INC. COMPLETES REFINANCING OF ITS
REVOLVING CREDIT FACILITY
Increases facility by $10 million to $90 million

Des Plaines, IL, January 12, 2010 — Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, announced today the successful refinancing of its $80 million revolving credit facility.

The new $90 million senior secured revolving credit facility, which matures in July 2012, lowers the Company’s current interest rate (at closing) by approximately 175 basis points for revolver-based borrowings. The facility bears interest at a rate of Libor plus a margin that varies with the Company’s leverage ratio.  At closing, that margin is 300 basis points.  The facility also provides the Company with greater flexibility in areas such as acquisitions and the payment of cash dividends.

Additionally, the facility allows for $10 million of non-committed accordion financing to fund acquisitions as detailed under the terms of the credit agreement.  The Company’s previous revolving credit facility of $80 million was originally due to expire on January 28, 2010.

The outstanding amount borrowed under the former $80 million revolving credit facility at December 31, 2009 was approximately $20 million.  The unutilized portion of the new $90 million facility will be used for general corporate purposes, such as working capital and capital expenditures.  Additionally, together with anticipated cash generated from operations, the unutilized portion of the facility will provide financing flexibility and support in the funding of principal payments due in 2010 and succeeding years on the Company’s other long-term debt obligations.

Total Company debt outstanding, inclusive of the revolving credit facility, at December 31, 2009, is approximately $77.6 million, which reflects a net debt reduction of approximately $58.2 million since December 31, 2008.

David A. Schawk, president and chief executive officer, commented, “We believe the new revolving credit facility reflects confidence in the Company’s financial performance and strategic direction.  Importantly, we expect the new facility to provide us with an increased

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ability to grow and increase shareholder value while also affording us the necessary flexibility to fund our operations.  Furthermore, we are pleased that the new facility will lower the overall borrowing costs for the Company. We appreciate the strong support that we have received from our lender group.”

Timothy J. Cunningham, executive vice president and chief financial officer, further commented, “We were also pleased that we received proposed commitments in excess of the total facility amount that we sought and had strong interest from new potential lenders that were not participants in the previous revolving credit facility.  The Company’s debt reduction activities over the last nine months of 2009 and the cost reduction initiatives over the last seven quarters have strengthened Schawk’s financial position and have contributed to this successful refinancing.”

The definitive revolving credit agreement, which includes the specific terms and conditions governing the Company’s new credit facility, will be included in a Current Report on Form 8-K expected to be filed by the Company with the Securities and Exchange Commission on or about January 13, 2010.

J.P. Morgan Securities, Inc. led the refinancing transaction in a five-member syndicate of financial institutions which included Bank of America, JPMorgan Chase Bank N.A., PNC Bank, Wells Fargo Bank, and Wintrust Financial Corporation.

About Schawk, Inc.
Schawk, Inc., (NYSE: SGK), is a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of 48 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things,  the completion of the Company’s review and audit of its financial results for the year ended December 31, 2009, which may necessitate changes from the estimates provided herein; unanticipated difficulties associated with additional accounting issues, if any, which may cause our investors to lose confidence in our reported financial information and may have a negative impact on the trading price of our stock; our ability to remedy known internal control deficiencies and weaknesses and the discovery of future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

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